Exhibit 5.1

December 21, 2007

New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, CA 92606

Re:	New Motion, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to New Motion, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-147131 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 11,917,520 shares of Common Stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of September 26, 2007 (the “Merger Agreement”), between the Company, NM Merger Sub, Inc., its wholly-owned subsidiary (“Merger Co.”) and Traffix, Inc. (“Traffix”), whereby Merger Co. will merge with and into Traffix (the “Merger”), with Traffix thereupon becoming a wholly-owned subsidiary of the Company.

We have examined the Registration Statement, the Merger Agreement, and originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that when (i) the stockholders of the Company have duly approved the issuance of the Shares, (ii) the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, and (iii) the Shares have been duly issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

New Motion, Inc.
December 21, 2007

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ STUBBS ALDERTON & MARKILES, LLP

STUBBS ALDERTON & MARKILES, LLP